Exhibit 99.1

For release: September 12, 2006, 6:00 am EDT	Contact:	Mark Rittenbaum 503-684-7000
Greenbrier purchases assets of Rail Car America
Acquisition strengthens Greenbrier’s leadership in intermodal; railcar repair, refurbishment and replacement parts
     Lake Oswego, Oregon, September 12, 2006 – The Greenbrier Companies [NYSE:GBX] announced that on September 11, 2006, it purchased substantially all of the operating assets of Rail Car America, Inc. (RCA), its American Hydraulics division, and its wholly-owned subsidiary, Brandon Corp. RCA is a leading provider of intermodal and conventional railcar repair services in North America, operating from four repair facilities throughout the U.S. RCA also reconditions and repairs end-of-railcar cushioning units through its American Hydraulics (AH) division, and operates a switching railroad in Nebraska through Brandon Corp. The purchase price of the acquisition is approximately $34 million in cash.
     RCA currently generates nearly $40 million in annual revenues with a workforce approaching 400 people. The acquisition is expected to be immediately accretive to Greenbrier’s fiscal 2007 earnings by approximately $ 0.10 to $ 0.15 per diluted share, on an anticipated EBITDA of $6 to $7 million.
     William A. Furman, president and chief executive officer, said, “We continue to execute on our stated strategy to grow each of Greenbrier’s business units in a balanced fashion, organically and through acquisition. We have an active growth plan for new railcar and marine manufacturing; railcar repair, refurbishment and replacement parts; and railcar leasing and services. The RCA acquisition will further leverage synergies across the Company’s integrated business units, enhance our intermodal leadership position, and expand the geographic reach of our repair network.”
     Furman also noted, “Demand for railcar repair and refurbishment is accelerating as the railcar fleet continues to age, and robust equipment utilization and traffic loadings put additional stress on railcars. These factors provide strong prospects for future growth in this part of our business. In addition, AH is one of only two companies in North America that repairs and reconditions end-of-car cushioning units used in boxcars and a variety of flatcars.”

     Furman added, “Management at Greenbrier and RCA subscribe to similar values in conducting business. These core values include maintaining the highest standards for quality, reliability and on time delivery, and respect for the value of our employees and customers. In the past, Greenbrier has worked closely with RCA and knows the company well. Many in the industry, including Greenbrier, consider RCA to be a leading provider of freight car repair services. RCA has received the TTX Excellent Supplier Award 4 out of the last 5 years, and Greenbrier has received the award for 15 consecutive years. We anticipate a smooth integration of this acquisition.”
     Tim Stuckey, president of Greenbrier’s Rail Services (GRS) unit, noted, “Post acquisition, Rail Services’ railcar repair, refurbishment and replacement parts business will generate about $160 million in annual revenues. With 23 repair and wheel shop locations, GRS will operate one of the largest shop networks in North America. Railroading is a network business. This expanded geographic coverage will meet customer requirements to work with fewer suppliers and provide seamless, high-quality service, with close proximity to a shop network, and quick turn-around times. The acquisition also complements other recent initiatives in the parts business, including our Ohio Castings joint venture and an acquisition from YSD Industries, which produce railcar side-frames and bolsters, and boxcar door and roof products, respectively.”
     Furman concluded, “Greenbrier’s balance sheet and liquidity position remain strong. Over the past year, we have made substantial progress in building upon our integrated business model, which balances our core railcar manufacturing business with our less cyclical marine, railcar repair, refurbishment and parts, and our higher margin railcar leasing and services businesses. Including RCA, we have made about $60 million in manufacturing investments over the past 12 months for the acquisition of additional railcar repair facilities, the expansion of our marine facility, acquisitions in the railcar parts business, new railcar product line expansion and various manufacturing efficiencies. Over $100 million of capital has also been deployed into our owned lease fleet. We remain focused on allocating additional capital toward strategic growth opportunities in each of our business units in the coming quarters.”
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its manufacturing facilities in the U.S., Canada, and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 23 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 135,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.